Exhibit 99.1

Wilson Greatbatch Technologies, Inc. Reports Results for Fourth Quarter
                          and Full Year 2004

    CLARENCE, N.Y.--(BUSINESS WIRE)--Feb. 17, 2005--Wilson Greatbatch Technologies, Inc. (the "Company") (NYSE:GB) today reported its results for the fourth quarter and full year ended December 31, 2004.

    Business Summary

    -- As previously announced, we entered into an agreement whereby Guidant made a commitment to purchase minimum specified quantities of wet tantalum capacitors from the Company during 2005.

    -- We are on schedule to complete phase one construction in Tijuana, Mexico, which includes offices, supporting systems and clean room operations. The first shipments of value-add assembly products are scheduled for mid-March.

    -- The interior construction of the new advanced battery plant in Alden, N.Y. has been completed. We are currently in the process of validating the new automated assembly equipment. We expect the equipment to be qualified by mid-2005.

    -- We were named in Interventional Rhythm Management's ("IRM") press release as the exclusive developer of the batteries and capacitor that will power IRM's intravascular defibrillator.

    -- We successfully completed the implementation of the base ERP system at all locations.

    Net sales totaled $46.5 million during the fourth quarter of 2004, a decrease of 6% from the fourth quarter of 2003. Net income totaled $1.9 million, and diluted earnings per share were $0.09, a decrease of 57% from the prior year.
    Net sales totaled $200.1 million for the full year 2004, a decrease of 8% over the prior full year. Net income for the full year 2004 totaled $16.3 million, or $0.75 per diluted share, compared to $23.3 million or $1.05 per diluted share, in the prior full year.
    The Company adopted EITF 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share" in the fourth quarter of 2004. As a result, the Company is including the effect of the conversion of the convertible subordinated notes into common stock in the weighted average share and diluted earnings per share calculations using the if-converted method, as long as the effect is dilutive. There was no impact on the fourth quarter of 2003, fourth quarter 2004 or the full year 2004. The impact on the full year of 2003 resulted in a restatement of diluted earnings per share of $0.03, from $1.08 to $1.05 per share.
    Edward F. Voboril, Chairman, President and Chief Executive Officer commented, "The results for the quarter were ahead of expectations due to the cost containment initiatives we implemented throughout the second half of 2004. We took further action in January of 2005 and implemented a 4% workforce reduction. These actions were taken after careful consideration on how to best achieve our near and long-term strategic goals."
    "As we look ahead into next year and beyond, we have enhanced our infrastructure to enable significant growth. We continue to believe that our newly launched QHR and QMR battery technology represents product leadership for implantable batteries. We continue to demonstrate further significant advances in the performance of tantalum capacitors and EMI filtering components. The dramatic growth of our coated components business underscores our ability to leverage our expertise in advanced materials. This expertise coupled with our recent nanotechnology acquisition will be leveraged across all product areas to ensure continuing technology and market leadership."
    "Our new facility in Tijuana represents an important strategic resource which our customers can use to help simplify their supply chains by outsourcing significant device assembly. This will in turn pull through substantial proprietary component technology from WGT," Voboril added.

    Sales Summary

    The following table summarizes the Company's sales by business unit and major product line for the fourth quarters of 2004 and 2003 (in thousands):


----------------------------------------------------------------------
Business Unit/Product Lines                   2004     2003      %
                                            4th Qtr   4th Qtr  Change
----------------------------------------------------------------------
Implantable Medical Components ("IMC"):
----------------------------------------------------------------------
       ICD Batteries                       $   8,420 $  8,853      -5%
----------------------------------------------------------------------
       Pacemaker & Other Batteries             4,328    5,060     -14%
----------------------------------------------------------------------
       ICD Capacitors                          3,231    8,802     -63%
----------------------------------------------------------------------
       Feedthroughs                           11,866   10,816     +10%
----------------------------------------------------------------------
       Enclosures                              5,539    5,289      +5%
----------------------------------------------------------------------
       Other                                   7,048    4,745     +49%
----------------------------------------------------------------------
Total Implantable Medical Components          40,432   43,565      -7%
----------------------------------------------------------------------
Electrochem Power Solutions ("EPS")            6,043    5,806      +4%
----------------------------------------------------------------------
    Total Sales                            $  46,475 $ 49,371      -6%
----------------------------------------------------------------------

    Volume accounted for approximately 6% of the 7% decrease in IMC sales, primarily due to lower demand by a major customer for wet tantalum capacitors. The balance of the decrease (1%) was attributable to lower selling prices. The decrease in volume of batteries and capacitors was partially offset by increased volume of other IMC products, primarily coated components. The 4% increase in EPS sales is due to volume, resulting from increased demand in the oil and gas market both domestically and internationally.

    Profit & Loss Summary

    The following table summarizes selected information derived from the condensed consolidated statement of operations for the fourth quarters in 2004 and 2003 (in thousands):


----------------------------------------------------------------------
                                            2004       2003      %
                                           4th Qtr   4th Qtr   Change
----------------------------------------------------------------------
Gross Profit                             $   16,327 $  19,838     -18%
----------------------------------------------------------------------
Gross Margin                                   35.1%     40.2%
----------------------------------------------------------------------

----------------------------------------------------------------------
SG&A Expenses                            $    6,492 $   7,257    - 11%
----------------------------------------------------------------------
SG&A Expenses as % of Sales                    14.0%     14.7%
----------------------------------------------------------------------

----------------------------------------------------------------------
RD&E Expenses, net                       $    3,751 $   3,843      -2%
----------------------------------------------------------------------
RD&E Expenses, net as % of Sales                8.1%      7.8%
----------------------------------------------------------------------

----------------------------------------------------------------------
Operating Income                         $    3,946 $   7,181     -45%
----------------------------------------------------------------------
Operating Margin                                8.5%     14.5%
----------------------------------------------------------------------

----------------------------------------------------------------------
Effective Tax Rate                             43.8%     28.8%
----------------------------------------------------------------------

    The decrease in gross margin of 510 basis points was due to lower IMC selling prices, charges for increased warranty and obsolescence reserves for two non-CRM products, and increased period costs resulting from excess capacity at our wet tantalum capacitor manufacturing plant.
    The lower SG&A expense is primarily due to the cost reduction measures put in place in the second half of 2004. These cost reduction initiatives more than offset significant incremental costs related to Sarbanes-Oxley 404 compliance.
    The increased R&D expenses for the Advanced Research Lab (formerly referred to as Nanogram Devices) were offset by the effect of increased development efforts for projects whereby the company is reimbursed for achieving certain development milestones.
    The higher effective income tax rate is due to the establishment of a valuation allowance for certain U.S. state deferred tax assets.

    Outlook

    Management offers the following guidance for 2005:

    -- Total sales are expected to be in the range of $205-$220 million.

    -- Diluted earnings per share is expected to be in the range of $0.25 to $0.30, inclusive of selective charges of $0.45 per share. The charges consist of approximately $5 million for plant start-up and relocation expenses for the Alden and Tijuana facilities; approximately $7 million in excess capacity costs at the existing Capacitors facility and the new Tijuana facility; and approximately $2 million for restructuring charges related to various cost reduction initiatives.

    -- The number of fully diluted shares are expected to be approximately 21.6 million for the full year of 2005. The effect of the conversion of the convertible notes into common stock is expected to be anti-dilutive in 2005; therefore, it will not impact the shares outstanding.

    --  The effective tax rate is not expected to exceed 30%.

    -- Capital spending is expected to be in the range of $30-$35 million. This includes approximately $20 million related to the completion of the Alden and Tijuana facility construction projects.

    The foregoing earnings projection does not include the impact of expensing share-based compensation, which becomes mandatory in the Company's third quarter pursuant to Financial Accounting Standards Board Statement No.123(R). The Company will initiate the expensing of stock options at that time and expects to provide the estimated impact of this change in accounting treatment on earnings per share guidance in its second-quarter earnings conference call.
    Voboril continued, "We expect sales in 2005 to be in the range of $205 million to $220 million, which represents a significant improvement over the 2004 second half annual sales run rate of approximately $183 million. Our earnings guidance of $0.25 - $0.30 per share includes projected spending of $0.45 per share or $14 million (pre-tax) for the start-up of our Alden and Tijuana facilities, various restructuring plans and an increase in near-term fixed costs associated with the underutilization of facilities that are in transition."
    "The very significant investments made in 2004 and continuing into 2005, including product R&D, technology, facilities and information technology provide the framework for supporting future growth. We believe our market and technology leadership positions, combined with the exciting industry growth outlook in both CRM and neurostimulation, has us well positioned to provide enhanced value for our customers, employees and shareholders," Voboril concluded.

    Conference Call

    Mr. Voboril and Lawrence P. Reinhold, the Company's Executive Vice President and Chief Financial Officer, will discuss fourth quarter 2004 financial results in a conference call scheduled for today, Thursday, February 17, at 10:00 a.m. EDT. The conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or at CCBN's individual investor center at www.companyboardroom.com. The webcast will also include presentation visuals. The webcast will be archived on both websites for future on-demand replay.

    Forward-Looking Statements

    Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the
Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K, including Exhibit 99.1 thereto, and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

    About Wilson Greatbatch Technologies

    Wilson Greatbatch Technologies, Inc. (NYSE:GB) is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications.
Additional information about the Company is available at www.greatbatch.com.


                 WILSON GREATBATCH TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             (Unaudited)
               (In thousands except per share amounts)

                                Three months ended      Year Ended
                                    December 31,       December 31,
                                   2004     2003      2004     2003

Sales                           $  46,475 $ 49,371  $200,119 $216,365
Cost of sales                      30,148   29,533   119,397  126,537
                                 --------- --------  -------- --------
       Gross profit                16,327   19,838    80,722   89,828
Selling, general and
 administrative expenses            6,492    7,257    26,719   30,384
Research, development and
 engineering costs, net             3,751    3,843    18,476   16,991
Amortization of intangible
 assets                             1,077      793     4,002    3,217
Other operating expense, net        1,061      764     4,585    1,036
                                 --------- --------  -------- --------
     Operating income               3,946    7,181    26,940   38,200
Interest expense                    1,087    1,149     4,535    4,101
Interest income                      (433)    (318)   (1,235)    (702)
Early extinguishment of debt            -        -         -    1,603
Other expense (income), net           (17)      (5)      (92)    (118)
                                 --------- --------  -------- --------
     Income before income taxes     3,309    6,355    23,732   33,316
Provision for income taxes          1,450    1,832     7,475   10,028
                                 --------- --------  -------- --------
     Net income                 $   1,859 $  4,523  $ 16,257 $ 23,288
                                 ========= ========  ======== ========

Diluted earnings per share      $    0.09 $   0.21  $   0.75 $   1.05


                 WILSON GREATBATCH TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEET
                             (Unaudited)
                            (In thousands)

ASSETS                                       December 31, December 31,
                                                2004         2003
Current assets:
  Cash and cash equivalents                  $    89,473 $    119,486
  Short-term investments                           2,759       11,559
  Accounts receivable, net                        24,288       23,726
  Inventories                                     34,027       28,598
  Prepaid expenses and other current assets        1,037        3,591
  Refundable income taxes                          3,673          583
  Deferred income taxes                            3,622        3,163
  Asset available for sale                         3,600        3,658
                                              ----------- ------------
          Total current assets                   162,479      194,364

Property, plant, and equipment, net               92,210       63,735
Intangible assets, net                            63,984       51,441
Goodwill                                         156,772      119,521
Deferred income taxes                                  -        2,896
Other assets                                       4,493        6,286
                                              ----------- ------------
Total assets                                 $   479,938 $    438,243
                                              =========== ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                           $     8,971 $      4,091
  Accrued expenses and other current
   liabilities                                    18,109       18,968
  Current portion of long-term debt                1,000          850
                                              ----------- ------------
           Total current liabilities              28,080       23,909

Long-term debt, net of current portion               652          928
Convertible subordinated notes                   170,000      170,000
Deferred income taxes                             25,029        7,251
Other long-term liabilities                            -          815
                                              ----------- ------------
           Total liabilities                     223,761      202,903
                                              ----------- ------------

Stockholders' equity:
  Preferred stock                                      -            -
  Common stock                                        21           21
  Additional paid-in capital                     212,131      207,969
  Deferred stock-based compensation                 (833)      (1,185)
  Treasury stock, at cost                            (95)        (179)
  Retained earnings                               44,953       28,714
                                              ----------- ------------
           Total stockholders' equity            256,177      235,340
                                              ----------- ------------
Total liabilities and stockholders' equity   $   479,938 $    438,243
                                              =========== ============

    CONTACT: Wilson Greatbatch Technologies, Inc.
             Lawrence P. Reinhold, 716-759-5602
             lreinhold@greatbatch.com
             or
             Anthony W. Borowicz, 716-759-5809
             tborowicz@greatbatch.com